EXHIBIT 15(a)


                       PEGASUS FUNDS DISTRIBUTION PLAN
                       -------------------------------
                                CLASS B SHARES


                  WHEREAS, PEGASUS FUNDS, a Massachusetts business trust having its principal office and place of business in c/o NBD Bank, 900 Tower Drive, Troy, Michigan 48007-7058 (the "Trust"), is registered under the Investment Company Act of 1940 (the "Act"), as amended, as an open-end management investment company;

                  WHEREAS, it has been proposed that the Trust adopt a Distribution Plan (the "Plan") for its Class B shares (such shares are hereinafter collectively called "Class B"), in accordance with Rule 12b-1 promulgated under the Act, as amended, under which the Trust would pay the Trust's distributor (the "Distributor") for services primarily intended to result in the sale of Class B shares of each investment portfolio of the Trust set forth on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund");

                  WHEREAS, if the proposal is to be implemented, the Act and Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Trust;

                  WHEREAS, the Trust's Board of Trustees (the "Board"), in considering whether the Trust should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Class B assets for such purposes;

                  WHEREAS, in voting to approve the implementation of such a Plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the Plan set forth below will benefit Class B and its shareholders;

                  NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

                  1. The Trust may incur expenses primarily intended to result in the sale of Class B shares issued by the Trust in an amount not to exceed .75% per annum of the average daily net assets of the outstanding shares of the particular Class B shares of the Trust. Such amount shall be calculated and accrued daily and paid monthly to the Distributor or its assignees. Such expenses may include, without limitation, expenses for the


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preparation, printing, mailing and distribution or publication of advertising, of sales literature, and of prospectuses and statements of additional information and annual and interim reports for the particular Class B shares, including prospectuses and statements of additional information and annual and interim reports for other than existing Class B shareholders; and for periodic payments to the Distributor for distribution or sales support activities. Such expenses (except for the preparing, printing and distributing of the Trust's prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders) shall be included for purposes of calculating the .75% per annum limitation, provided, that if any such costs are not expenses primarily intended to result in the sale of Class B shares issued by the Trust, they shall not be included in such limitation.

                  2. The reimbursement of expenses set forth in paragraph 1 above, shall be in consideration of the services relating to Class B shares to be provided pursuant to the Distribution Agreement to be entered into between the Trust and the Distributor.

                  3. The particular Class B of the Trust shall pay all costs and expenses in connection with implementing and operating this Plan, which costs (other than costs associated with obtaining the approvals set forth in paragraphs 4, 5, 6 and 7) shall be included for purposes of calculating the
 .75% per annum limitation set forth in paragraph 1.

                  4. This Plan shall become effective as of the effective date of the reorganization of the Prairie Funds and the Trust together with any related agreements, following approval by (i) the Trust's Board and (ii) those trustees who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

                  5. This Plan shall continue in effect with respect to a Class B until June 30, 1997 and thereafter from year to year so long as such continuance is specifically approved by the trustees at least annually in the manner provided in paragraph 4 hereof.

                  6. In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall prepare and furnish to the trustees, and the trustees shall review, at least quarterly, written reports, complying with

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the requirements of Rule 12b-1 under the Act, of the amounts expended under the Plan and purposes for which such expenditures were made.

                  7. The Plan may be terminated at any time with respect to any Class B by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding voting securities of such Class B.

                  8. The Plan may not be amended in order to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved by a vote of at least a "majority" (as defined in the Act) of the outstanding shares of the affected Class B, and no material amendment to the Plan shall be made unless approved by the trustees in the manner provided for approval and annual renewal in paragraphs 5 and 6 hereof.

                  9. While this Plan is in effect, the selection and nomination of trustees who are not "interested persons" of the Trust (as defined in the Act) shall be committed to the discretion of the trustees then in office who are not "interested persons" of the Trust.

                 10. Payments to the Distributor are subject to compli- ance by the Distributor with the terms of the Distribution Agree- ment between the Distributor and the Trust.

                 11. Any distribution agreement shall provide that (i) payments to be made by the Trust to the Distributor pursuant to the Plan as reimbursement of expenses shall be for direct expenses of the Distributor authorized to be incurred by the Trust pursuant to paragraph 1 of this Plan,
(ii) upon termination of the Plan, the benefits inuring to the Distributor shall immediately cease, and (iii) expenses of the Distributor under the Plan in any fiscal year of the Trust which cannot be paid by the Trust because payment of such expenses would cause the Trust to exceed the limitation set forth in paragraph 1 of this Plan during such fiscal year, shall not be payable to the Distributor in any succeeding fiscal year of the Trust.

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                 12. The Trust shall preserve copies of this Plan and any
related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six (6) years from the date of this Plan, any agreement or any report, as the case may be, the first two years in an easily accessible place.


Adopted: March 18, 1996
Revised: May 20, 1997

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                                  SCHEDULE 1


MONEY MARKET FUND
GROWTH FUND
INTERNATIONAL EQUITY FUND
EQUITY INDEX FUND
GROWTH AND VALUE FUND
INTRINSIC VALUE FUND
MID-CAP OPPORTUNITY FUND
EQUITY INCOME FUND
SMALL-CAP OPPORTUNITY FUND
BOND FUND
SHORT BOND FUND
MICHIGAN MUNICIPAL BOND FUND
INTERMEDIATE MUNICIPAL BOND FUND
MUNICIPAL BOND FUND
HIGH YIELD BOND FUND
INTERMEDIATE BOND FUND
INCOME FUND
INTERNATIONAL BOND FUND
MANAGED ASSETS BALANCED FUND
MANAGED ASSETS CONSERVATIVE FUND
MANAGED ASSETS GROWTH FUND

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